Exhibit 2.1

AMENDMENT #2 TO securities PURCHASE AGREEMENT

THIS AMENDMENT #2 (this “Amendment #2”) to the Securities Purchase Agreement (the “Agreement”), dated as of October 17, 2014, (as amended by that certain Amendment dated as of December 24, 2014) by and among TECO Diversified, Inc., a Florida corporation (“Seller”), and Cambrian Coal Corporation, a Kentucky corporation (“Purchaser”), is made and entered into as of February 5, 2015, by and between Seller and Purchaser.  All capitalized terms used but not defined herein shall have the meaning assigned to them in the Agreement.

WITNESSETH THAT:

WHEREAS, the parties desire to amend the Agreement to reflect certain items described herein; and

WHEREAS, Section 9.10 of the Agreement provides, among other things, that the Agreement may be amended by a written mutual agreement executed and delivered by Seller and Purchaser.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, and for other good and valuable consideration, Seller and Purchaser hereby agree as follows:

1.	Definition Changes.

A new definition of “Debt Financing” shall be added to the Agreement and shall read as follows:  “means the debt financing that, along with the Equity Commitment, is required to consummate the transactions contemplated hereby, including to pay all, or a portion, as the case may be, of the Closing Consideration, to pay fees and expenses of Purchaser relating to the transactions contemplated hereby, to obtain substitute letters of credit in accordance with Section 5.9, to obtain a substitute guaranty or similar instrument for each Guarantee or assume all obligations under each Guarantee in accordance with Section 5.9, and to provide working capital for the operation of the Company and its Subsidiaries.”

A new definition of “Equity Commitment” shall be added to the Agreement and shall read as follows:  “shall have the meaning set forth in Section 4.10.”

A new definition of “Equity Commitment Letter” shall be added to the Agreement and shall read as follows:  “shall have the meaning set forth in Section 4.10.”

A new definition of “Investor” shall be added to the Agreement and shall read as follows:  “shall have the meaning set forth in Section 4.10.”

The definition of “Financing” shall be amended and restated in its entirety to read as follows:  “means collectively, the Debt Financing and the Equity Commitment.”

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Exhibit 2.1

2.

Reduction in Closing Consideration.  Clause (i) of Section 2.1(b) of the Agreement shall be amended and restated in its entirety to read as follows: “Eighty Million Dollars and no/100 ($80,000,000.00).”

3.	Amendment to Schedule of Consents to be Delivered at Closing. Exhibit 2.2(b)(ii) of the Agreement shall be amended and restated in its entirety to read as set forth on Annex A hereto.
4.

Increase in Calendar Year 2019 Contingent Payment.  The last sentence of Section 2.4(f) of the Agreement shall be amended and restated in its entirety to read as follows:  “Purchaser shall be obligated to pay Seller the 2019 Contingent Payment Amount, but only up to an amount equal to $15,000,000 (the amount that Purchaser is obligated to pay is referred to as the “2019 Contingent Payment” and together with the 2015 Contingent Payment, the 2016 Contingent Payment,. The 2017 Contingent Payment and the 2018 Contingent Payment, the “Contingent Payments”).

5.

Increase in Total Contingent Payments.  The first sentence of Section 2.4(i) of the Agreement shall be amended and restated in its entirety to read as follows:  “Notwithstanding any provision of this Agreement to the contrary, in no event shall the aggregate amount of the Contingent Payments that Purchaser shall be obligated to make exceed $60,000,000.”

6.	Delivery of and Representations Regarding Equity Commitment Letter. New Section 4.10 shall be added to the Agreement as follows:

“4.10Equity Commitment.

(a) Concurrently with the execution of Amendment #2, Purchaser and James H. Booth (the “Investor”) delivered to Seller a true, correct and complete copy of the executed equity commitment letter in the form attached as Annex B hereto, dated as of the date of Amendment #2 (the “Equity Commitment Letter”) pursuant to which the Investor has committed to invest the amount set forth therein on the terms set forth therein (the “Equity Commitment”).

(b)As of the date of Amendment #2, (i) the Equity Commitment Letter is in full force and effect against Purchaser and has not been withdrawn, rescinded, repudiated or terminated or otherwise amended, supplemented or modified in any respect by Purchaser, (ii) the Equity Commitment Letter, in the form so delivered, is a legal, valid, binding and enforceable obligation of Purchaser, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Laws of general application affecting enforcement of creditors’ rights generally, (iii) there are no side letters or other agreements, Contracts or arrangements to which Purchaser is a party relating to the Equity Commitment Letter or commitments contemplated thereby, (iv) no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Purchaser under any term of the Equity Commitment Letter, (v) Purchaser has not received any written notice or other written communication from the Investor (A)

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Exhibit 2.1

alleging any actual or potential breach or default on the part of Purchaser or any other party to the Equity Commitment Letter or (B) stating the Investor’s intention to terminate the Equity Commitment Letter or to not provide all or any portion of the Equity Commitment, (vi) Purchaser knows of no fact, occurrence, circumstance or condition that would reasonably be expected to cause the Equity Commitment Letter to terminate, to be withdrawn, repudiated, rescinded or modified or to be or become unenforceable, in each case, except in accordance with its terms, or otherwise cause the full amount (or any portion) of the funds contemplated to be available under the Equity Commitment Letter to not be available to Purchaser on a timely basis (and in any event as of the Closing).  There are no conditions precedent to the funding of the full amount of the Equity Commitment, other than as expressly set forth in the Equity Commitment Letter.”

7.	Partial Amendment and Restatement of Section 5.14(a). The first sentence of Section 5.14(a) of the Agreement shall be amended and restated in its entirety to read as follows:

“Purchaser shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Debt Financing, including using commercially reasonable efforts to (i) negotiate and enter into definitive agreements with respect thereto, and (ii) satisfy (or seek a waiver of) on a timely basis all conditions within the control of Purchaser and required to be satisfied by it, and otherwise comply with all terms applicable to Purchaser, in such definitive agreements.

8.	New Section 5.14(c). New Section 5.14(c) shall be added to the Agreement as follows:

“Purchaser shall cooperate in good faith with Deutsche Bank in connection with the prompt marketing of the Debt Financing and shall request that Deutsche Bank begin marketing the Debt Financing to a reasonable number of investors by February 5, 2015.”

9.	Extension of Closing Date. The date “February 20, 2015” in Section 2.2(a) of the Agreement (as amended by Amendment #1) shall be deleted and replaced with “March 13, 2015”.
10.	Extension of Outside Date. The date “February 20, 2015” in Section 7.1(b) of the Agreement (as amended by Amendment #1) shall be deleted and replaced with “March 13, 2015”.
11.	Effect of Termination. Section 7.2 of the Agreement shall be amended and restated in its entirety as follows:

“In the event of termination of this Agreement by a party pursuant to Section 7.1, written notice thereof shall forthwith be given by the terminating party to the other party, and this Agreement shall thereupon terminate and become void and have no effect, and the transactions contemplated by this Agreement shall be abandoned without further action by the parties, except that the provisions of Section 5.4(a), this Section 7.2 and Article IX shall survive the termination of this Agreement; provided, however, that, if such termination shall have been caused by, or shall have resulted from, the willful and material breach by a party of any of its representations, warranties, covenants or

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Exhibit 2.1

agreements set forth in this Agreement, Seller, on the one hand, or Purchaser, on the other hand, as the case may be, shall be fully liable for any and all Losses of the other party as a result of such breach or failure; provided further, however, that, if, at the time of the termination of this Agreement by either party, all conditions to Seller’s and Buyer’s obligation to consummate the transactions contemplated by this Agreement have been satisfied or waived (other than (a) delivery of items to be delivered at the Closing, (b) those conditions that by their nature are to be satisfied at the Closing, and (c) Section 6.2(e)) (a “Debt Failure Termination”), then Purchaser shall pay, or cause to be paid, to Seller an amount equal to $1,000,000 by wire transfer of immediately available funds to the account or accounts designated by Seller promptly, but in no event later than two (2) Business Days after the date of such termination, which payment shall be, in the event of a Debt Failure Termination, Seller’s sole and exclusive remedy.”

12.

Effect on Agreement.  This Amendment #2 shall be deemed incorporated into the Agreement and shall be construed and interpreted as though fully set forth therein.  Except as amended and modified herein, the Agreement remains in full force and effect.

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IN WITNESS WHEREOF, the parties have executed and delivered this Amendment #2 as of the date set forth above.

TECO DIVERSIFIED, INC.

By:	/s/ John B. Ramil
Name:	John B. Ramil
Title:	President

CAMBRIAN COAL CORPORATION

By:	/s/ James H. Booth
Name:	James H. Booth
Title:	President

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Annex A

Exhibit 2.2(b)(ii)

Consents

Leases

1.	Lease Agreement, dated April 1, 2006, between Big Sandy Company, L.P., as Lessor, and Pike Letcher Land Company, as Lessee.
2.

Agreement of Lease, dated September 12, 1997, between Kentucky River Coal Corporation, as Lessor, and Perry County Coal Corporation, as Lessee, as amended by the Second Supplement to Bear Branch Lease, dated June 9, 2008.

3.	First Supplement to 1997 Agreement of Lease, dated January 17, 2007, between Kentucky River Properties LLC, as Lessor, and Perry County Coal Corporation, as Lessee.
4.	Third Supplement to 1997 Agreement of Lease, dated December 15, 2010, between Kentucky River Properties LLC, as Lessor, and Perry County Coal Corporation, as Lessee.
5.	Consolidated Coal Mining Agreement, dated January 1, 2005, between ACIN, LLC, as Lessor, and Perry County Coal Corporation, as Lessee.
6.	Agreement of Lease, dated January 8, 2002, between Coastal Coal Company, LLC, as Lessor, and Bear Branch Coal Corporation, as Lessee.
7.	Coal Mining Lease, dated December 1, 2002, between CSTL LLC, as Lessor, and Coastal Coal Company, LLC, as Lessee, as assigned/subleased to Perry County Coal Corporation.
8.	Supplemented, Amended, and Restated Agreement of Lease, dated April 18, 1988, between Kentucky Berwind Land Company, as Lessor, and Clintwood Elkhorn Mining Company, as Lessee.
9.

Amended, Consolidated and Restated Agreement of Lease, dated June 25, 1981, between Kentland Company, as Lessor, and South Atlantic Coal Company, Inc., as Lessee, as assigned/subleased to Clintwood Elkhorn Mining Company.

10.	Lease and Sublease Agreement, dated November 1, 2003, between Penn Virginia Operating Co., LLC, as Lessor, and Clintwood Elkhorn Mining Company, as Lessee.
11.

Amended, Consolidated and Restated Agreement of Lease, dated September 17, 1996, between Kentucky Berwind Land Company, as Lessor, and Kyber Coal Company, as Lessee, as assigned/subleased to Pike Letcher Land Company.

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Exhibit 2.1

12.	Amended and Restated Coal Lease Agreement, dated December 7, 2004, between Kentucky Berwind Land Company, as Lessor, and Pike Letcher Land Company, as Lessee.
13.	Lease Agreement, dated April 18. 2008, between The Elk Horn Coal Company, LLC, as Lessor, and Pike Letcher Land Company, as Lessee.
14.	Lease Agreement, dated February 28, 1997, between ANR Coal Company, LLC, as Lessor, and Pike Letcher Land Company, as Lessee.

Coal Supply Agreements

ArcelorMittal USA LLC

1)

Firm Pricing Agreement and Binding Term Sheet, dated November 10, 2014, by and between ArcelorMittal Cleveland LLC (“AMC”) and Premier Elkhorn Coal Company (“PECC”) (which incorporates by reference the terms and conditions set forth in the Coal Supply Agreement, dated August 1, 2013, by and between AMC and PECC, the “2013 PECC Agreement”).

2)	Firm Pricing Agreement and Binding Term Sheet, dated March 3, 2014, by and between AMC and PECC (which incorporates by reference the terms and conditions set forth in the 2013 PECC Agreement).

3)

Firm Pricing Agreement and Binding Term Sheet, dated November 18, 2014, by and between ArcelorMittal USA LLC (“AMUSA”) and Perry County Coal Corporation (“PCCC”) (which incorporates by reference the terms and conditions set forth in the Coal Supply Agreement, dated February 15, 2013, by and between AMUSA and PCCC, the “2013 PCCC Agreement”).

4)	Firm Pricing Agreement and Binding Term Sheet, dated March 3, 2014, by and between AMUSA and PCCC (which incorporates by reference the terms and conditions set forth in the 2013 PCCC Agreement).

DOFASCO

1)

Firm Pricing Agreement and Binding Term Sheet, dated November 21, 2014, by and between ArcelorMittal Dofasco Inc. (“Buyer”) and Clintwood Elkhorn Mining Company (“CEMC”) (which incorporates by reference the terms and conditions set forth in the Coal Supply Agreement, dated June 28, 2013, by and between Buyer and CEMC, the “2013 CEMC Agreement”).

2)	Firm Pricing Agreement and Binding Term Sheet, dated March 27, 2014, by and between Buyer and CEMC (which incorporates by reference the terms and conditions set forth in the 2013 CEMC Agreement).

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Exhibit 2.1

3)

Firm Pricing Agreement and Binding Term Sheet, dated December 10, 2014, by and between Buyer and Perry County Coal Corporation (“PCCC”) (which incorporates by reference the terms and conditions set forth in the Coal Supply Agreement, dated June 28, 2013, by and between Buyer and PCCC, the “2013 PCCC Agreement”).

4)	Firm Pricing Agreement and Binding Term Sheet, dated March 27, 2014, by and between Buyer and PCCC (which incorporates by reference the terms and conditions set forth in the 2013 PCCC Agreement).

5)

Firm Pricing Agreement and Binding Term Sheet, dated November 21, 2014, by and between Buyer and Premier Elkhorn Coal Company (“PECC”) (which incorporates by reference the terms and conditions set forth in the Coal Supply Agreement, dated June 28, 2013, by and between Buyer and PECC, the “2013 PECC Agreement”).

6)	Firm Pricing Agreement and Binding Term Sheet, dated March 27, 2014, by and between Buyer and PECC (which incorporates by reference the terms and conditions set forth in the 2013 PECC Agreement).

Waivers

1.Premier Elkhorn Coal Company – Dwelling Distance Waivers

•Permit No. 898-8098 Michael Brown

(Robinson Creek Impoundment)

2.Clintwood Elkhorn Mining Company – Dwelling Distance Waivers

•Permit No. 1301714Multiple Dwellings (waivers or VER demonstration)

(CE #3 Plant)

3.Whitaker Coal Corporation – Dwelling Distance Waivers

•Permit No. 897-9005Johnny Vanover

(Fourseam Impoundment)

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Annex B

Equity Commitment Letter

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EQUITY COMMITMENT LETTER

February 5, 2015

Cambrian Coal Corporation

P.O. Box 2100

Pikeville, Kentucky 41501

Attention: President

and

TECO Diversified, Inc.
TECO Plaza

702 North Franklin Street

Tampa, Florida 33602

Attention: General Counsel

Ladies and Gentlemen:

This letter agreement sets forth the commitment of James H. Booth (the “Investor”), subject to the terms and conditions contained herein, to provide, directly or indirectly, certain funds to Cambrian Coal Corporation, a Kentucky corporation (“Purchaser”) for Purchaser to fund a portion of the Closing Consideration or certain other payment obligations.  It is contemplated that, pursuant to that certain Securities Purchase Agreement, dated as of October 17, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “SPA”), by and between TECO Diversified, Inc., a Florida corporation (“Seller”), and Purchaser, Seller will sell to Purchaser, and Purchaser will buy from Seller, all of the membership interests of TECO Coal LLC, a Kentucky limited liability company (the “Transaction”).   Capitalized terms used in this letter agreement and not otherwise defined herein have the meanings ascribed to such terms in the SPA.

13.Equity Commitment for the Closing Consideration.

(a)This letter agreement confirms the commitment of the Investor to, at or immediately prior to the Closing, subject to the terms and conditions set forth herein, pay, or cause to be paid, to Purchaser in immediately available funds an aggregate amount of Ten Million Dollars ($10,000,000.00) (the “Equity Commitment”), in the form of equity capital (whether by a capital contribution, a purchase of common stock or preferred stock or such other form of equity capital as determined by the Investor), which will be used by Purchaser solely for the purpose of funding, to the extent necessary to fund, a portion of the Closing Consideration required to be paid by Purchaser to consummate the Transaction pursuant to and in accordance with the SPA, together with related fees and expenses incurred by Purchaser in connection with the Transaction; provided, however, that the Investor shall not, under any circumstances, be obligated to contribute to, purchase equity or debt of, or otherwise provide funds to Purchaser in any amount in excess of the Equity Commitment.  The Investor may affect the Equity Commitment directly or indirectly through one or more affiliated entities but the Investor will

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not be relieved from any liability hereunder in the event such entities do not satisfy the obligations under this letter agreement.

(b)In the event Purchaser does not require an amount equal to the Equity Commitment in order to consummate the Transaction, the amount of the Equity Commitment to be funded under this letter agreement shall be reduced to the level sufficient, in combination with the other financing arrangements contemplated by the SPA or otherwise arranged by or for Purchaser, for Purchaser to pay the Closing Consideration pursuant to and in accordance with the SPA, together with related fees and expenses incurred by the Purchaser in connection with the Transaction.

14.Conditions of Equity Commitment.  The obligation to fund the Equity Commitment shall be subject to (a) the satisfaction in full (or waiver, if permissible, by Purchaser), at or prior to the Closing, of each of the conditions set forth in Section 6.1 and Section 6.2 of the SPA (other than Section 6.2(e) and any conditions that by their nature are to be satisfied at the Closing but subject to the prior or substantially concurrent satisfaction of such conditions), (b) the Debt Financing having been funded or being funded at the Closing in accordance with the terms thereof if the Equity Commitment is funded at the Closing, (c) the proceeds from the Equity Commitment being used as described in Section 1(a), and (d) the contemporaneous consummation of the Transaction.

15.Specific Performance. The parties hereto acknowledge and agree that irreparable damage would occur in the event that the Investor failed to fund the Equity Commitment in accordance with the terms of this letter agreement and further agree that Seller shall be entitled to enforce specifically the Investor’s obligation to fund the Equity Commitment in accordance with the terms hereof and shall not be required to provide any bond or other security in connection with its exercise of such right of specific performance.  The Investor further agrees not to oppose the granting of any such specific performance on the basis that (a) Seller has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or in equity.  Seller’s exercise of the right of specific performance set forth in this Section 3 shall be Seller’s sole and exclusive remedy at law or in equity for any breach of this letter agreement by the Investor.

16.Changes in Payment Obligation; Certain Waivers.  Each party hereto hereby covenants and agrees that it shall not institute, and shall cause its respective Affiliates not to institute, any proceeding asserting that this letter agreement is illegal, invalid or unenforceable in accordance with its terms, subject to (a) the effects of insolvency, bankruptcy, reorganization or other similar proceedings and (b) general equitable principles (whether considered in a proceeding in equity or at law).

To the extent Purchaser is relieved of all or any portion of its payment obligations under the SPA, the Investor shall be similarly relieved of its corresponding obligations under this letter agreement.

17.No Waiver; Cumulative Rights.  No failure on the part of any party hereto to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by any party hereto of any right, remedy

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or power hereunder preclude any other or future exercise of any right, remedy or power hereunder.

18.Representations and Warranties.  The Investor hereby represents and warrants to Purchaser and Seller that:

(a)the execution, delivery and performance of this letter agreement do not contravene any law, regulation, rule, decree, order, judgment or contractual restriction binding on the Investor or his assets;

(b)all consents, approvals, authorizations and permits of, filings with and notifications to, any Governmental Entity necessary for the due execution, delivery and performance of this letter agreement by the Investor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Entity is required from the Investor in connection with the execution, delivery or performance of this letter agreement;

(c)this letter agreement constitutes a legal, valid and binding obligation of the Investor enforceable against the Investor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law);

(d)the Investor is solvent and shall not be rendered insolvent as a result of his execution and delivery of this letter agreement or the performance of his obligations hereunder;

(e)this letter agreement is in full force and effect against the Investor and has not been withdrawn, rescinded, repudiated or terminated or otherwise amended, supplement or modified in any respect by the Investor;

(f)there are no side letters or other agreements, contracts or arrangements to which the Investor is a party relating to this letter agreement or commitments contemplated hereby; and

(g)no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of the Investor under any term of this letter agreement or otherwise result in any portion of the Equity Commitment to be unavailable.

19.No Third-Party Beneficiaries; Enforceability of Equity Commitment.  The parties hereto hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with, and subject to, the terms of this letter agreement, and this letter agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.  None of Purchaser’s or Seller’s creditors shall have the right to enforce this letter agreement or to cause Purchaser or Seller to enforce this letter agreement against the Investor.

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20.No Modification; Entire Agreement.  This letter agreement may not be amended or otherwise modified without the prior written consent of each party hereto.  This letter agreement constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, among the Investor or any of its Affiliates, Purchaser or any of its Affiliates, and Seller or any of its Affiliates with respect to the transactions contemplated hereby.  Each of the parties acknowledges that each party and its respective counsel have reviewed this letter agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this letter agreement.

21.Governing Law and Jurisdiction.

(a)This letter agreement shall be governed by and interpreted and enforced in accordance with the internal Laws of the State of Delaware without regard to the conflicts of laws rules thereof.

(b)All judicial Actions brought against the parties arising out of or relating to this letter agreement, or any obligations hereunder, shall be brought in the Delaware Court of Chancery located in Wilmington, Delaware, to the extent such court can assert jurisdiction over such judicial Action and otherwise in any state court located in Wilmington, Delaware or the courts of the United States located in Wilmington, Delaware.  By executing and delivering this letter agreement, the parties hereto irrevocably: (i) accept generally and unconditionally the exclusive jurisdiction and venue of any state court located in Wilmington, Delaware or the courts of the United States located in Wilmington, Delaware; (ii) waive any objections that such party may now or hereafter have to the laying of venue of any of the aforesaid Actions arising out of or in connection with this letter agreement brought in the courts referred to in clause (i) above and hereby further irrevocably waive and agree not to plead or claim in any such court that such Action brought in any such court has been brought in an inconvenient forum; (iii) agree that service of all process in any such Action in any such court may be made by registered or certified mail, return receipt requested, to such party at their respective addresses provided in accordance with Section 11; and (iv) agree that service as provided in clause (iii) above is sufficient to confer personal jurisdiction over such party in any such Action in any such court, and otherwise constitutes effective and binding service in every respect.

22.Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LETTER AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

23.Notices.  All notices, requests, demands and other communications under this letter agreement shall be in writing and shall be deemed to have been duly given (a) when received if delivered personally, (b) when sent by facsimile or e-mail (which is confirmed by the intended recipient), and (c) when received by the addressee when sent by overnight courier service or when mailed by certified or registered mail, return receipt requested, with postage prepaid to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

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If to the Investor, to:

James H. Booth

P.O. Box 190

Lovely, KY 41231

Fax: (606) 395-6842

If to Purchaser, to:

Cambrian Coal Corporation

P.O Box 2100
Pikeville, Kentucky 41501
Attn: President
Fax: 606-754-0963

with copies, in the case of notice to Purchaser, to:

Cambrian Coal Corporation

Legal Department

2408 Sir Barton Way, Suite 325
Lexington, Kentucky 40509
Attn: General Counsel
Fax: 859-422-6760

and

Frost Brown Todd LLC

Lexington Financial Center
250 West Main Street
Suite 2800
Lexington, Kentucky 40507
Attn: Paul Sullivan

Jeffrey Hallos
Fax: 859-231-0011

If to Seller, to:

TECO Diversified, Inc.
TECO Plaza
702 North Franklin Street
Tampa, Florida 33602
Attn:General Counsel
Fax:(813) 228-4811

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with copies, in the case of notice to Seller, to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attn:Sheldon S. Adler, Esq.
Fax:(212) 735-2000

and

Skadden, Arps, Slate, Meagher & Flom LLP
155 N. Wacker Drive
Chicago, Illinois 60606
Attn:Peter C. Krupp, Esq.
            Steven H. Forbes, Esq.
Fax:(312) 407-0411

24.Counterparts.  This letter agreement may be executed in any number of counterparts (including by e-mail of PDF or scanned versions or by facsimile), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement

25.Termination.  The obligation of the Investor to fund the Equity Commitment will terminate automatically and immediately upon the earliest to occur of (a) the valid termination of the SPA in accordance with its terms and (b) the Closing, at which time such obligation will be discharged but subject to the performance of such obligation.

26.No Assignment.  Neither this letter agreement nor any of the rights, interests or obligations under this letter agreement may be assigned, in whole or in part, to any other Person (whether by operation of law, merger, consolidation or otherwise) by any party hereto without the prior written consent of the other parties hereto, except as contemplated by Section 1 with respect to the Investor.  Any purported transfer or assignment in violation of this section shall be null and void and of no force and effect.  Any assignment shall not relieve the Investor from any liability hereunder.

27.Severability. The provisions of this letter agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any term or other provision of this letter agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this letter agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  No party hereto shall assert that this letter agreement or any part hereof is invalid, illegal or unenforceable.  Upon a determination that any term or provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this letter agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

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28.Interpretation.  Headings are used for reference purposes only and do not affect the meaning or interpretation of this letter agreement.  When a reference is made in this letter agreement to a Section, such reference shall be to a Section of this letter agreement unless otherwise indicated.  The word “including” and words of similar import when used in this letter agreement will mean “including, without limitation,” unless otherwise specified.

29.Confidentiality. This letter agreement shall be treated as confidential and is being provided by the Investor solely in connection with the Transaction. This letter agreement may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of the Investor and Purchaser. The foregoing notwithstanding, each of the undersigned may disclose the existence of this letter agreement (a) to its Affiliates and representatives, (b) to the extent required by law or the applicable rules of any national securities exchange, and (c) in connection with any required securities regulatory agency filings relating to the Transaction.

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[SIGNATURE PAGE TO COMMITMENT LETTER]Sincerely,

___________________________

James H. Booth

Agreed to and accepted:

CAMBRIAN COAL CORPORATION

By:   ___________________________

Name:

Title:

TECO DIVERSIFIED, INC.

By:   ___________________________

Name:

Title:

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